                                                                    Exhibit 10.2

                             CONSULTATION AGREEMENT


          THIS AGREEMENT (the "Agreement"), made and entered into this 17th day of May, 2000, by and between Endorex Corporation, a Delaware corporation authorized to do business in Illinois, (hereinafter termed the "Company"); and Kenneth Tempero, M.D., Ph.D., (hereinafter termed "Chairman of the Board" or "Chairman").

                              W I T N E S S E T H:

          WHEREAS, the Company is engaged in, among other things, the development and marketing of drug delivery systems,

          WHEREAS, Chairman is ready, willing, and able to provide certain services in addition to his normal duties as Chairman of the Board of the Company in the area of directing the Company's Board of Directors (the "Board") and review of Endorex's management's actions and strategies upon the following terms and conditions, and

          WHEREAS, both parties understand that it is the policy of the Company to respect the secret or confidential information of third parties, and should Chairman possess secret or confidential information of third parties, such information will not be disclosed to the Company.

          NOW, THEREFORE, for and in consideration of the terms and conditions hereinafter set forth, the Parties hereto agree as follows:

          1.   TERM

          The term of this Agreement will be from the 17th day of May, 2000, until the Board meeting following the 2001 shareholders' meeting, unless earlier terminated (i) upon mutual agreement of the parties, (ii) by either party upon thirty (30) days written notice to the other party, or (iii) pursuant to Section 4 (b) herein. However, it is mutually agreed that this agreement shall, if determined to be needed and so requested by the Board, be modified as appropriate and/or extended by mutual agreement. This agreement replaces the existing consultation agreement date May 13, 1999 by and between the Company and Chairman.

          2.   COMPENSATION

               (a) Endorex agrees to pay Chairman a sum of $5,600 per month, equivalent to four (4) consulting days per month (8 hours per day) at $175 per hour, during the term of this Agreement for services herein described, to be paid in monthly installments. Such compensation rate shall begin as of June 1, 2000. The Company agrees to reimburse Chairman for all out-of-pocket incurred by Chairman in connection with this Agreement, subject to prior approval of the Company. All such expenses will be reimbursed within 30 days of submission with appropriate vouchers and upon approval of the Company.

               (b) In recognition of his additional duties and activities beyond normal board service, the Chairman will be granted options to purchase 12,000 shares of Endorex Corporation Common Stock at an exercise price of $3.25 per share which will vest 25 percent (or 3,000 share options) per quarter from the date hereof.

               (c) The Company also agrees to provide an allowance for the Chairman for healthcare costs up to a maximum of $10,606 per year.

          3.   SERVICES

          Chairman, as an independent contractor and not as an employee of the Company, will devote a minimum of thirty-two (32) hours per month to the Company and shall keep accurate records of the time devoted to performing Services (as defined below) under this Agreement. Chairman agrees, on a non-exclusive basis, to assist and advise the Company in its business and research and development activities. It is agreed that the time commitment and compensation herewith may be adjusted from time to time upon mutual agreements of the parties. However, for all time beyond the thirty-two (32) hours per month devoted beyond normal board service, the Chairman will be compensated at a rate of $215 per hour. "Services" will include but not be limited to the following (and are further defined on Appendix A attached hereto. Such services shall be rendered at times and in places agreeable to the Company and to the Chairman.


     a. Conduct all Board of Directors meetings and participate as a member ex-officio of all board committees.

     b. Evaluate and/or advise the Company on matters related to licensing opportunities and agreements.

     c.  Advise the Company on product development strategy.

     d.  Identify and assist the Company in developing corporate partners.

     e. Advise the Company in the design of pertinent clinical trials and research programs.

     f. Other duties and/or tasks as assigned by the Board and agreed to by Chairman.

          4.   NO CONFLICTS

               (a) Chairman represents and warrants that, to the best of his knowledge, he has no direct or indirect interest, which is, or may appear to be, incompatible with his services under this Agreement.

               (b) Chairman agrees to refrain from any activity during the term of this Agreement, which is or could be interpreted as constituting a conflict of interest. In such a situation, Chairman agrees to undertake to notify the Company in advance of acceptance of a consulting that might reasonably produce a conflict. The Board will review the situation and within ten (10) business days notify Chairman, in writing (from the CEO), of its opinion regarding the potential conflict and either grant or withhold permission for Chairman to accept the consulting assignment. If the Board withholds permission to accept the assignment, the Chairman may elect to: a) resign from the position of Chairman (in which case the ex-Chairman may be in a position to accept the assignment providing such assignment does not otherwise conflict with Chairman's fiduciary duties as a director of the Company, or b) decline the assignment (in which case the Company will undertake to pay the Chairman, for a period not to exceed two (2) months, the amount that the Chairman would have reasonably expected to receive in the performance of the assignment. Such payments shall be over and above payments otherwise associated with this contract.

               (c) Chairman represents and warrants that his agreement to perform the Services pursuant to this Agreement does not violate any agreement or obligation between Chairman and any third party. Appendix B lists the current consulting agreements to which Chairman is a party as of the date hereof. Chairman will promptly notify the company regarding any changes in his private interest which might result, or appear to result, in a conflict of interest.

          5.   DATA AND CONFIDENTIAL INFORMATION

               (a) With respect to "Data", which term shall include, but is not limited to writings, drawings, pictures, statistical information, graphic representation, and computer software, Chairman agrees that:

                    (1) All Data first originated, developed, or reduced to normal communicable form in collaboration with the Company personnel pursuant to this Agreement shall owned by, and become the sole and exclusive property of the Company; and Chairman shall be reimbursed by the Company for the cost or reproduction and delivery of any Data requested by the Company.

                    (2) With respect to Data subject to a copyright owned by Chairman or a third party which is delivered to the Company pursuant to this Agreement, and to the extent Chairman may have, or may acquire, prior to expiration or termination of this Agreement. Chairman hereby grants or agrees to grant to the Company a non-exclusive and irrevocable license throughout the world to publish, translate, reproduce, use in any manner and deliver the Data.

                    (3) Chairman shall not deliver Data subject to proprietary rights, or Data subject to copyright owned by a third party, unless such Data is licensed pursuant to paragraph 5 subsections (1) and (2), above.

                    (4) Chairman shall not be required to deliver or disclose to the Company any Data created by Chairman prior to the date of this Agreement, or developed other than in conjunction with this Agreement.

               (b) Chairman recognizes and acknowledges that the Company possesses certain confidential information that constitutes a valuable, special, and unique asset. As used herein, the term "confidential information" includes all information and materials belonging to, used by, or in the possession of the Company relating to its products, methods, processes, services, technology, inventions, scientific developments, patents, ideas, internal specifications and reports, anticipated procurements, possible new projects or programs, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans, and trade secrets of every kind and character, but shall not include (i) information that was already within the public domain at the time the information is acquired by Chairman, or (ii) information that subsequently becomes public through no act or omission of the Chairman. Chairman agrees that all of the confidential information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Chairman and whether or not disclosed to or entrusted to Chairman's custody. Chairman agrees that Chairman shall not, at any time following the execution of this Agreement, use or disclose in any manner any confidential information of the Company.

               (c) To the extent any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by Chairman in the performance of services under this Agreement include material subject to copyright protection, such materials have been specially commissioned by the Company and they shall be deemed "work for hire" as such term is defined under U.S. copyright law. To the extent any such materials do not qualify as "work for hire" under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Chairman hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Chairman rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Chairman hereby irrevocably and unconditionally waives all enforcement of such rights. Chairman shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this paragraph and the remainder of this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created by Chairman, as part of its services under this Agreement shall be owned by the Company.

               (d) Chairman agrees that upon termination of this Agreement, Consultant will upon request, at company expense, return to the Company all drawings, blueprints, notes, memoranda, specifications, designs, writings, software, devices, documents and any other material containing or disclosing any confidential or proprietary information of the Company. After the Company requests return of materials, Chairman will not retain any copies or originals of such material.

          6.   ASSIGNMENT/ENTIRE AGREEMENT

          Neither party may assign its rights or obligations under this Agreement without the written consent of the other party. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated other than by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is being asserted. This Agreement constitutes the entire Agreement between the parties and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them with respect to the subject matter hereof. If any provision of this Agreement is held unenforceable or inoperative by any court either or whole or in part the remaining provisions shall be deemed severable and unaffected and shall continue in full force and effect.

          7.   MISCELLANEOUS

               (a) Indemnity. Chairman agrees to indemnify, defend, and hold the Company and its successors, officers, directors, agents and employees harmless from any and all actions, causes of action, claims, demands, cost, liabilities, expenses and damages (including attorneys' fees) arising out of, or in connection with any breach of Sections 4 and 5 of this Agreement by Chairman.

               (b) Relationship of Parties. Chairman is an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future employment or engagement, or as a limitation upon the Company' s sole discretion to terminate this Agreement at any time without cause. Chairman further agrees to be responsible for all of Chairman's federal and state taxes, withholding, social security, insurance, and other benefits except as otherwise expressly set forth herein.

               (c) Other Activities. Chairman is free to engage in other independent contracting activities, provided that Chairman does not engage in any such activities which are inconsistent with or in conflict with any provisions hereof, or that so occupy Chairman's attention as to interfere with the proper and efficient performance of Chairman's Services hereunder. Chairman agrees not to induce or attempt to influence, directly or indirectly, any employee at the Company to terminate his/her employment and work for Chairman or any other person.

               (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles.

               (e) Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Chairman, the damage or imminent damage to the value and the goodwill of the Company's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Chairman in the event of any breach or threatened breach of any of such provisions by Chairman, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

               (f) Survival. Sections 5, 7(a), 7(e) and 7(f) shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto set their hands this 17th day of May 2000.



                              ENDOREX CORPORATION



                              By:______________________________________
                                 Michael S. Rosen, President/CEO


                              CHAIRMAN:

                              By: _____________________________________
                                  Kenneth Tempero, M.D., Ph.D.

                                                                      APPENDIX A
                                                                      ----------

                            Endorex Job Description

Position:  Non-Executive Chairman of the Board
---------

Key Responsibilities:
---------------------

1.  Corporate Strategy
    a. Works with CEO and key management to formulate, codify in writing, and periodically update a Board-approved long-range strategy statement.
    b. Oversees management's generation and periodic updates of the corporate business plan.

2.  Board Function
    a. Sets agendas, oversees generation of Board books, and chairs Board meetings.
    b. Determines membership and maintains an oversight function with regards to Board committees.
    c. Analyzes profiles of expertise among Board members, observes functionality and works with Board, management and major shareholders to augment and evolve Board membership and skills as needed for corporate success.
    d. Serves as interim CEO in the event of disability or conflict incapacitating CEO.

3.  Interaction with Management
    a. Assumes primary responsibility for communication of Board's performance evaluations, suggestions regarding functionality, etc. of CEO to the CEO and, further, assumes responsibility of working with CEO to generate and carry out development plans to meet the Board's desires and guidance.
    b. Reviews (on a regular and frequent basis) with CEO and key management (as appropriate) progress against corporate objectives and the business plan and, further, relates same to the long-range strategy. Maintains awareness and oversight with regards to adjustments management undertakes to keep the above "in sync" and ascertains that Board is aware of same in an adequate and timely manner.
    c. By consulting with the corporate Scientific Advisory Boards, corporate management and corporate joint venture partners on a periodic basis, forms a "board level" evaluation of their sense of progress, concerns (if any), frustration, etc. and communicates same directly to the Board. This may involve, among other activities, occasional attendance of joint venture working and/or management meetings.
    d. Works with CEO to create and maintain a succession program (acceptable to the Board) for key corporate positions.

    e. Makes himself/herself available to consult with management regarding business development issues or joint venture activities or to meet with potential investors and/or owners of intellectual property for which the company is negotiating on an "on call" basis.

4.  Other
        Any other duties or responsibilities assigned by the Board of Directors.


Time Commitment
---------------

     Estimated to initially require four (4) days per month, but expected to average seven (7) days per month.

Compensation
------------

     A package will be designed to recognize time and effort while maintaining independent status for the Chairman. Expenses incurred in association with these duties will be reimbursed (directly and/or, where more practical, via allowance).

Term of Office
--------------

     To be set by the Board.